Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:	Ryan Campbell, Ryan.Campbell@Navistar.com, 331-332-7280
Web site:	www.Navistar.com/newsroom

NAVISTAR FINANCIAL CLOSES $300 MILLION WHOLESALE FUNDING TRANSACTION

LISLE, Ill. (October 6, 2016) – A subsidiary of Navistar Financial Corporation (NFC) closed a $300 million, two-year, 144-A securitized dealer floor plan transaction to support International Truck and IC Bus dealer inventory funding. The transaction will replace a $250 million deal from November 2014 that matures in October 2016, after which NFC will have approximately $1.05 billion in total wholesale funding capacity.

“This transaction should provide adequate liquidity to support the company’s wholesale portfolio,” said Bill McMenamin, president, NFC. “Demand for the issue was very strong and allowed us to upsize the transaction from the $250 million originally planned to $300 million.”

NFC, an affiliate of Navistar International Corporation (NYSE: NAV), provides financing programs and services tailored to support equipment financing needs for International Truck and IC Bus dealers and customers.

“The quality of our portfolio and the strength of our dealer network have earned the ongoing confidence and support of our investors,” added McMenamin.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and Navistar International Corporation assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions, including the adequacy of liquidity to support Navistar Financial Corporation’s wholesale portfolio. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2015 and our quarterly report on Form 10-Q for the period ended July 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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